Exhibit 10.1

October 23, 2018

Mr. Carl Grover
1010 South Ocean Blvd, Apt 107
Pompano Beach, Florida 33062

Dear Carl:

Reference is made to that certain 8% Series A Convertible Promissory Note (the “Note”), due July 30, 2019, in the principal amount of $4,000,000 issued to you by Youngevity International, Inc. (the “Company”).

This letter shall serve as written confirmation of your agreement to exchange all amounts owed under the Note, including the principal amount of the Note, for 747,664 shares of common stock of the Company upon the Company‘s receipt of stockholder approval for such exchange in accordance with Nasdaq Rule 5635(d ) and applicable SEC rules and regulations. As part of the exchange, and subject to our receipt of stockholder approval for the warrant issuance in accordance with Nasdaq Rule 5635(d) and applicable SEC rules and regulations, we also agree to issue to you a four-year warrant to purchase 631,579 shares of common stock of the Company at an exercise price of $4.75 per share.

/s/ David Briskie
David Briskie, President and CFO

ACKNOWLEDGED AND AGREED:

 /s/ Carl Grover
Carl Grover